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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT ACCOUNTANTS

       We consent to the incorporation by reference in the Registration Statement Form S-3 (No. 333-49135) and related Prospectus for the registration of 2,112,491 shares of its Common Stock and Registration Statement Form S-8 (No. 333-64331) EXCO Resources, Inc. 1998 Stock Option Plan, EXCO Resources, Inc. 1998 Director Compensation Plan both of EXCO Resources, Inc. of our report dated May 31, 2000, with respect to the statement of revenues and direct operating expenses of EXCO's share of the Pecos County Properties acquired by Humphrey-Hill, L.P. for the year ended December 31, 1999 and included in its Current Report on Form 8-K/A No. 1 dated March 24, 2000 and filed with the Securities and Exchange Commission on June 7, 2000.


/s/ Ernst & Young LLP

Ernst & Young LLP

June 6, 2000